UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 25, 2009

FIRSTCITY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	033-19694	76-0243729
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6400 Imperial Drive, Waco, Texas	76712
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (254) 761-2800

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On September 25, 2009, FirstCity Financial Corporation (“FirstCity”), FCLT Loans Asset Corporation and Tony J. Blair, individually and as representative of a class of former employee beneficiaries, entered into an Agreement and Stipulation of Settlement, subject to court approval, which provides for the settlement of the pending lawsuit related to the ownership of proceeds from the sale of Prudential stock and dividends interpled by Prudential Financial, Inc. The settlement provides for each party to receive one-third of the demutualization proceeds ten days after an order of the trial court approving the settlement is final and non-appealable. Each of the parties to the lawsuit will release the other parties from all claims related to the lawsuit. The demutualization proceeds are being held by JP Morgan Chase Bank, National Association (“JP Morgan”) subject to the resolution of all issues in the lawsuit. According to report of JP Morgan dated as of August 3, 2009, the demutualization proceeds totaled approximately $18.6 million.  Pursuant to the settlement, JP Morgan will hold approximately $250,000 of the funds as a reserve to pay fees, expenses and tax payments. On September 29, 2009, the trial court granted preliminary approval of the terms of the settlement. The settlement is subject to notice to the class of the action and final approval by the trial court after hearings on the fairness of the settlement with respect to the class of former employees. If the trial court does not approve the settlement the parties will be restored to their positions in the suit prior to the entry into the Agreement and Stipulation of Settlement.

Section 8 — Other Events.

Item 8.01 Other Events.

FirstCity has issued the press release attached hereto as Exhibit 99.1 which is incorporated by reference herein.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

99.1         Press Release dated September 30, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST CITY FINANCIAL CORPORATION

Date: September 30, 2009	By:	/s/ J. Bryan Baker
J. Bryan Baker
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

99.1     Press Release dated September 30, 2009